Exhibit 4

AMENDMENT NUMBER THREE
TO THE
AMENDED AND RESTATED
SCHOLASTIC CORPORATION EMPLOYEE STOCK PURCHASE PLAN

     WHEREAS, Scholastic Corporation (the “Company”) maintains the Scholastic Corporation Employee Stock Purchase Plan (Amended and Restated as of March 1, 2000) (as subsequently amended, the “Plan”); and

     WHEREAS, pursuant to Section 22 of the Plan, the Company reserved the right, by action of its Board of Directors or its Human Resources and Compensation Committee (the “Committee”), to amend the Plan from time to time; and

     WHEREAS, the Committee desires to amend the Plan.

     NOW, THEREFORE, subject to the approval of this Amendment Number Three by the holders of the Company’s Class A Stock, the Plan is amended as follows:

     Paragraph (a) of Section 3 of the Plan is amended by substituting: “1,400,000” for “900,000” where it appears therein.

     Subject to the foregoing, the Plan remains in full force and effect in accordance with the terms thereof.

     The foregoing amendment was duly approved by resolution of the Human Resources and Compensation Committee of the Board of Directors of Scholastic Corporation adopted at its meeting held on May 20, 2008.